Exhibit 99.1

FOR IMMEDIATE RELEASE

At the Company
FOR MEDIA: Kristen Petrick Sr. Manager, Communications (402) 218-9813 kristen.petrick@tdameritrade.com	FOR INVESTORS: Jeff Goeser Director, Investor Relations and Finance (402) 597-8464 jeffrey.goeser@tdameritrade.com

Kim Hillyer

Director, Communications

(402) 574-6523

kim.hillyer@tdameritrade.com

TD Ameritrade Names New Executive Appointments

Tom Bradley named President, Retail Distribution

Tom Nally named President, TD Ameritrade Institutional1

OMAHA, Neb., February 6, 2012 – TD Ameritrade Holding Corporation (NASDAQ: AMTD) today announced that Tom Bradley will become the Company’s new president of retail distribution.

Bradley previously served the Company as president of TD Ameritrade Institutional, the firm’s business unit serving independent registered investment advisors (RIAs). Bradley, who has nearly 30 years of financial services industry experience, has been a fixture at the Company, and within the RIA business community, for the last 20 years. In 2011 he was named one of the 25 most influential people in the RIA community by Investment Advisor magazine, an honor he received in 2004, 2006 and 2009 as well.

“Tom Bradley has been a strong member of the TD Ameritrade management team for many years,” said Fred Tomczyk, president and chief executive officer. “He understands our company, and the industry, and is widely respected for his work supporting RIA advocacy and development. He has grown TD Ameritrade Institutional into a major player in the fastest growing segment of financial services by expanding technology and product offerings and putting clients first. I am confident that he will put his broad knowledge base and determined management style to good use within our retail client organization.”

“My time spent working for independent RIAs, helping them better serve their clients and create successful practices, and supporting the issues that are important to them on a national scale, has been a joy and a privilege,” said Tom Bradley. “I am fortunate to have created a number of meaningful relationships that I hope will continue as I move on to the next chapter in my career. I look forward to guiding our retail sales, service and product businesses in a similar capacity and building an even better experience for our clients.”

With this change, the Company has appointed Tom Nally to replace Bradley as president of TD Ameritrade Institutional. Nally, who has been with the Company since 1994, served as a 12-year veteran of Bradley’s management team and most recently oversaw all aspects of the business unit’s sales. He and his team were responsible for developing new RIA relationships and delivering practice management solutions that assist RIAs in achieving their strategic business objectives. Nally has held a variety of positions for the firm and has had responsibility for, among other things, trading, fixed income, advisor relations, client service, advisor technology, account services and operations serving the more than 4,000 independent RIAs who custody assets with TD Ameritrade Institutional.

Nally will also join the Company’s Senior Operating Committee, a group of senior executives reporting directly to Tomczyk that are responsible for the strategic direction and decision making at the Company.

“I can’t be more excited about the future of TD Ameritrade Institutional with someone like Tom Nally at the helm,” Bradley continued. “He, too, has dedicated the better part of his career to advisors – building relationships, putting clients first and always asking how we can better help advisors succeed. We have worked together for nearly 20 years. I cannot imagine our associates or advisor clients in better hands.”

John Bunch, president of retail distribution, has resigned his position, effective as of Feb. 10, 2012. Bunch, who had been with the Company since 2004, leaves to take the top leadership role at an investment advisory firm.

“When you consider the organic growth that TD Ameritrade has delivered over the last several years, much of that success is due to the leadership of John Bunch,” Tomczyk continued. “John developed a talented leadership team with a depth of knowledge and experience in serving retail investors. Together they helped transform our client service teams into a true service and sales organization. John’s approachable, straightforward manner will be missed by our associates and clients alike. We thank him for his contributions to TD Ameritrade and wish him well in his future endeavors.”

AMTD-G

About TD Ameritrade Holding Corporation

Millions of investors and independent registered investment advisors (RIAs) have turned to TD Ameritrade’s (NASDAQ: AMTD) technology, people and education to help make investing and trading easier to understand and do. Online or over the phone. In a branch or with an independent RIA. First-timer or sophisticated trader. Our clients want to take control, and we help them decide how – bringing Wall Street to Main Street for more than 36 years. An official sponsor of the 2012 U.S. Olympic Team, TD Ameritrade has time and again been recognized as a leader in investment services. Please visit TD Ameritrade’s newsroom or www.amtd.com for more information.

Brokerage services provided by TD Ameritrade, Inc., member FINRA (www.FINRA.org)/ SIPC (www.SIPC.org) /NFA (www.nfa.futures.org).

About TD Ameritrade Institutional

TD Ameritrade Institutional1 is a leading provider of comprehensive brokerage and custody services to over 4,000 fee-based, independent registered investment advisors and their clients. Our advanced technology platform, coupled with personal support from our dedicated service teams, allows investment advisors to run their practices more efficiently and effectively while optimizing time with clients.

[1]	TD Ameritrade Institutional is a division of TD Ameritrade, Inc., a brokerage subsidiary of TD Ameritrade Holding Corporation.

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